Exhibit 4.02

SECOND AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

AMONG

MERCADOLIBRE, INC.

AND

THE INVESTORS NAMED HEREIN

September 24, 2001

SECOND AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT, dated as of September 24, 2001 (the “Agreement”), among MERCADOLIBRE, INC., a Delaware corporation (together with any successors, the “Corporation”), and the Investors (as defined below).

The Investors own or have the right to purchase or otherwise acquire shares of Common Stock (as defined) of the Corporation. The Corporation and the Investors deem it to be in their respective best interests to set forth the rights of the Investors in connection with public offerings and sales of shares of Common Stock and are entering into this Agreement as a condition to and in connection with the Securities Purchase Agreement (as defined).

NOW, THEREFORE, in consideration of the premises and mutual covenants and obligations hereinafter set forth, the Corporation and the Investors hereby agree as follows:

Section 1. DEFINITIONS.

As used in this Agreement, the following terms shall have the following meanings:

(a) “Class A Common Stock” shall mean the Class A Common Stock, $0.01 par value per share, of the Corporation.

(b) “Class B-1 Common Stock” shall mean the Class B-1 Common Stock, $0.01 par value per share, of the Corporation.

(c) “Class B-2 Common Stock” shall mean the Class B-2 Common Stock, $0.01 par value per share, of the Corporation.

(d) “Class C Common Stock” shall mean the Class C Common Stock, $0.01 par value per share, of the Corporation.

(e) “Class D-1 Common Stock” shall mean the Class D-1 Common Stock, $0.01 par value per share, of the Corporation.

(f) “Class D-2 Common Stock” shall mean the Class D-2 Common Stock, $0.01 par value per share, of the Corporation.

(g) “Class E-1 Common Stock” shall mean the Class E-1 Common Stock, $0.01 par value per share, of the Corporation.

(h) “Class E-2 Common Stock” shall mean the Class E-2 Common Stock, $0.01 par value per share, of the Corporation.

(i) “Commission” shall mean the Securities and Exchange Commission or any other Federal agency at the time administering the Securities Act.

(j) “Common Stock” shall mean any shares of (i) Class A Common Stock; (ii) Class B-1 Common Stock; (iii) Class B-2 Common Stock; (iv) Class C Common Stock; (v) Class D-1 Common Stock; (vi) Class D-2 Common Stock; (vii) Class E-1 Common Stock; (viii) Class E-2 Common Stock and (ix) any class of common stock of the Corporation issued after the date hereof.

(k) “Exchange Act” shall mean the Securities Exchange Act of 1934 or any successor Federal statute, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect from time to time.

(l) “Information” has the meaning ascribed thereto in Section 6(i).

(m) “Initial Public Offering” means the first underwritten public offering of Common Stock for sale to the public for the account of the Corporation and offered on a “firm commitment” or “best efforts” basis pursuant to an offering registered with the Commission under the Securities Act.

(n) “Inspectors” has the meaning ascribed thereto in Section 6(i).

(o) “Investor” shall mean each party listed on Annex I hereto (i.e., any Original Investor, any Series C Investor, any Series D Investor and any Series E Investor) or any successor to, or assignee or transferee of, any such Person who or which executes and delivers to the Corporation an Investor Joinder.

(p) “Investor Joinder” means a joinder agreement, substantially in the form of Exhibit A hereto, by which a Person may become an Investor after the date hereof.

(q) “Investors’ Counsel” has the meaning ascribed thereto in Section 6(b).

(r) “Majority Investors” has the meaning ascribed thereto in Section 2(e).

(s) “Material Transaction” means any material transaction in which the Corporation or any of its Subsidiaries proposes to engage or is engaged, including a purchase or sale of assets or securities, financing, merger, consolidation, tender offer or any other transaction that would require disclosure pursuant to the Exchange Act, and with respect to which the board of directors of the Corporation reasonably has determined in good faith that compliance with this Agreement may reasonably be expected to either materially interfere with the Corporation’s or such Subsidiary’s ability to consummate such transaction in a timely fashion or require the Corporation to disclose material, non-public information prior to such time as it would otherwise be required to be disclosed.

(t) “Original Investor” shall mean each party listed on Section (a) of Annex I hereto which purchased shares of the Company’s Series A Preferred Stock, Series B-1 Preferred Stock or Series B-2 Preferred Stock or any successor to, or assignee or transferee of, any such Person who or which executes and delivers to the Corporation an Investor Joinder.

(u) “Original Securities Purchase Agreement” shall mean the Securities Purchase Agreement, dated November 3, 1999, among the Corporation, the Original Investors and the other parties thereto.

(v) “Other Shares” shall mean at any time those shares of Common Stock which do not constitute Primary Shares or Registrable Shares.

(w) “Person” shall be construed as broadly as possible and shall include, without limitation, an individual, a partnership, an investment fund, a limited liability company, a corporation, an association, a joint shares company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(x) “Preferred Stock” shall mean any shares of: (i) Series A Preferred Stock; (ii) Series B-1 Preferred Stock; (iii) Series B-2 Preferred Stock; (iv) Series C Preferred Stock; (v) Series D-1 Preferred Stock; (vi) Series D-2 Preferred Stock; (vii) Series E-1 Preferred Stock; (viii) Series E-2 Preferred Stock and (ix) any series of preferred stock of the Corporation issued after the date hereof.

(y) “Primary Shares” shall mean at any time the authorized but unissued shares of Common Stock or shares of Common Stock held by the Corporation in its treasury.

(z) “Registrable Shares” shall mean any Restricted Shares.

(aa) “Restricted Shares” means, at any time, with respect to any Investor, shares of Common Stock, and includes: (i) Common Stock which may be issued as a dividend or distribution; (ii) any other securities which by their terms are exercisable or exchangeable for or convertible into Common Stock (including the Preferred Stock); and (iii) any securities received in respect of the foregoing, in each case in clauses (i) through (iii) which at any time are held by such Investor. As to any particular shares of Restricted Stock, such shares shall cease to be shares of Restricted Stock when: (A) they have been registered under the Securities Act, the registration statement in connection therewith has been declared effective and they have been disposed of pursuant to and in the manner described in such effective registration statement; (B) they are sold or distributed pursuant to Rule 144 or may be sold or distributed by the holder thereof pursuant to Rule 144(k); (C) they have been otherwise transferred and new certificates or other evidences of ownership for them not bearing a restrictive legend and not subject to any stop transfer order or other restriction on transfer have been delivered by the Corporation or the issuer of other securities issued in exchange for the shares of Restricted Stock; or (D) they have ceased to be outstanding.

(bb) “Registration Date” shall mean the date upon which the registration statement pursuant to which the Corporation shall have initially registered shares of Common Stock under the Securities Act for sale to the public shall have been declared effective.

(cc) “Rule 144” shall mean Rule 144 promulgated under the Securities Act or any successor rule thereto or any complementary rule thereto (such as Rule 144A).

(dd) “Securities Act” shall mean the Securities Act of 1933 or any successor Federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

(ee) “Series C/D Securities Purchase Agreement” shall mean the Securities Purchase Agreement, dated May 5, 2000, among the Corporation, the Series C/D Investors and the other parties thereto.

(ff) “Series E Purchase Agreement” shall mean the Securities Purchase Agreement, dated of even date herewith, among the Corporation, the Series E Investor and the other parties thereto (as the same may be amended, restated, supplemented or otherwise modified from time to time).

(gg) “Series A Preferred Stock” shall mean the Series A Convertible Preferred Stock, $0.01 par value per share, of the Corporation.

(hh) “Series B-1 Preferred Stock” shall mean the Series B-1 Convertible Preferred Stock, $0.01 par value per share, of the Corporation.

(ii) “Series B-2 Preferred Stock” shall mean the Series B-2 Convertible Preferred Stock, $0.01 par value per share, of the Corporation.

(jj) “Series C Preferred Stock” shall mean the Series C Convertible Preferred Stock, $0.01 par value per share, of the Corporation.

(kk) “Series D Preferred Stock” means, collectively, the Series D-1 Preferred Stock and the Series D-2 Preferred Stock.

(ll) “Series D-1 Preferred Stock” shall mean the Series D-1 Convertible Preferred Stock, $0.01 par value per share, of the Corporation.

(mm) “Series D-2 Preferred Stock” shall mean the Series D-2 Convertible Preferred Stock, $0.01 par value per share, of the Corporation.

(nn) “Series E-1 Preferred Stock” shall mean the Series E-1 Convertible Preferred Stock, $0.01 par value per share, of the Corporation.

(oo) “Series E-2 Preferred Stock” shall mean the Series E-2 Convertible Preferred Stock, $0.01 par value per share, of the Corporation.

(pp) “Series C/D Investor” shall mean each party listed on Section (b) of Annex I hereto which purchased shares of the Company’s Series C Preferred Stock and/or Series D Preferred Stock, or any successor to, or assignee or transferee of, any such Person who or which executes and delivers to the Corporation an Investor Joinder.

(qq) “Series E Investor” shall mean each party listed on Section (c) of Annex I hereto which purchased shares of the Company’s Series E-1 Preferred Stock or Series E-2 Preferred Stock, or any successor to, or assignee or transferee of, any such Person who or which executes and delivers to the Corporation an Investor Joinder.

(rr) “Subsidiary” means, with respect to any Person, any other Person of which the securities having a majority of the ordinary voting power in electing the board of directors (or other governing body) of such other Person, at the time as of which any determination is being made, are owned by such first Person either directly or through one or more of its Subsidiaries.

Section 2. Required Registrations.

(a) Original Investors. If the Corporation shall, at any time after the first anniversary of the closing of an Initial Public Offering be requested by the Original Investors holding at least 50% of the Restricted Shares issued and sold by the Corporation pursuant to the Original Securities Purchase Agreement and then outstanding (on a Common Stock equivalent basis) to effect a registration under the Securities Act of Registrable Shares having a gross offering price of at least $2,000,000, the Corporation shall promptly use its best efforts to effect the registration under the Securities Act of the Registrable Shares which the Corporation has been so requested to register subject to other provisions of this Section 2;

(b) Series C/D Investors and Series E Investors. If the Corporation shall, at any time after the earlier of (i) May 5, 2003, and (ii) the date which is six (6) months after the closing of an Initial Public Offering, be requested by the Series C/D Investors and the Series E Investors holding at least 50% of the Restricted Shares issued and sold by the Corporation pursuant to (i) the Series C/D Securities Purchase Agreement and (ii) the Series E Securities Purchase Agreement, collectively, and then outstanding (on a Common Stock equivalent basis) to effect a registration under the Securities Act of Registrable Shares having a gross offering price of at least $2,000,000, the Corporation shall promptly use its best efforts to effect the registration under the Securities Act of the Registrable Shares which the Corporation has been so requested to register, subject to the other provisions of this Section 2.

(c) Registration Procedures. Notwithstanding paragraphs (a) and (b) of this Section 2, the Corporation shall not be obligated to effect any registration under the Securities Act except in accordance with the following provisions:

(i) The Corporation shall not be obligated to use its best efforts to file and cause to become effective (A) more than two registration statements pursuant to each of Section 2(a) and Section 2(b), (B) more than two registration statements pursuant to Section 2(a) or Section 2(b) within six (6) months after any registration statement has been declared effective under Section 2(a) or Section 2(b), or (C) any registration statement during any period in which any other registration statement (other than on Forms S-4, F-4 or S-8 promulgated under the Securities Act or any successor forms thereto) pursuant to which Primary Shares are to be or were sold has been filed and not withdrawn or has been declared effective within the prior 90 days.

(ii) The Corporation may delay the filing or effectiveness of any registration statement (A) for a period of up to 90 days after the date of a request for registration pursuant to this Section 2 if at the time of such request (1) the Corporation is engaged, or has fixed plans to engage within 90 days after the date of such request, in a firm commitment underwritten public offering of Primary Shares in which the holders of Registrable Shares may include Registrable Shares pursuant to Section 3 or (2) a Material Transaction exists, or (B) if the timing of the effectiveness of such registration statement would require that the Corporation undergo an audit of its financial statements other than in the ordinary course of business; provided that the Corporation may only so delay the filing or effectiveness of its registration statements (if any) three times pursuant to this Section 2(c).

(d) With respect to any registration pursuant to this Section 2, the Corporation may include in such registration any Primary Shares or Other Shares; provided, however, that, if the managing underwriter advises the Corporation that the inclusion of all Registrable Shares, Primary Shares and Other Shares proposed to be included in such registration would interfere with the successful marketing (including pricing) of the Registrable Shares proposed to be included in such registration, then the number of Registrable Shares, Primary Shares and Other Shares proposed to be included in such registration shall be included in the following order:

(i) first, the Registrable Shares requested to be included in such registration (or, if necessary, such Registrable Shares pro rata among the holders thereof based upon the number of Registrable Shares requested to be registered by each such holder);

(ii) second, the Primary Shares; and

(iii) third, the Other Shares.

(e) If the method of disposition requested by the holders pursuant to this Section 2 is an underwritten public offering, Investors holding a majority of the Registrable Shares requested to be registered (the “Majority Investors”) shall have the right to designate the managing underwriter of such offering, subject to the consent of the Corporation, which consent shall not be unreasonably withheld.

(f) At any time before the registration statement covering Registrable Shares becomes effective, the Majority Investors may request the Corporation to withdraw or not to file the registration statement. In that event, if such request of withdrawal shall not have been caused by, or made in response to, the material adverse effect of an event on the business, properties, condition, financial or otherwise, or operations of the Corporation, the holders shall have used one of their demand registration rights under Section 2(a) or Section 2(b), as the case may be, and the Corporation shall no longer be obligated to register Registrable Shares pursuant to the exercise of such one registration right pursuant to Section 2, unless the expenses incurred by the Corporation through the date of such request are reimbursed. A registration shall not count as a registration statement initiated pursuant to this Section 2 unless it becomes effective and the selling holders are able to sell at least 80% of their Registrable Shares requested to be included in such registration statement.

Section 3. Piggyback Registration.

If the Corporation at any time proposes for any reason to register shares of Common Stock under the Securities Act (other than on Form S-4, F-4 or S-8 promulgated under the Securities Act or any successor forms thereto), it shall promptly give written notice to the Investors of its intention to so register such shares and, upon the written request, delivered to the Corporation within 15 days after delivery of any such notice by the Corporation, of the Investors to include in such registration Registrable Shares (which request shall specify the number of Registrable Shares proposed to be included in such registration), the Corporation shall use its best efforts to cause all such Registrable Shares to be included in such registration on the same terms and conditions as the securities otherwise being sold in such registration; provided, however, that, if the managing underwriter advises the Corporation that the inclusion of all Registrable Shares requested to be included in such registration would interfere with the successful marketing (including pricing) of the Primary Shares or Other Shares proposed to be registered by the Corporation, then the number of Primary Shares, Registrable Shares and Other Shares proposed to be included in such registration shall be included in the following order of priority:

(i) first, the Primary Shares; and

(ii) second, the Registrable Shares and the Other Shares requested to be included in such registration (or, if necessary, pro rata among the holders thereof, based upon the number of Registrable Shares and Other Shares requested to be registered by each such holder).

Except for the payment by the Corporation of the Investors’ expenses as provided in Section 7, nothing in this Section 3 shall create any liability on the part of the Corporation to the Investors if the Corporation in its sole discretion should decide not to file a registration statement proposed to be filed pursuant to this Section 3 or to withdraw such registration statement subsequent to its filing, regardless of any action whatsoever that the Investors may have taken, whether as a result of the issuance by the Corporation of any notice hereunder or otherwise.

Section 4. Registrations on Form S-3.

Anything contained in Section 2 to the contrary notwithstanding, at such time as the Corporation shall have qualified for the use of Form S-3 promulgated under the Securities Act or any successor form thereto, the Investors shall have the right to request in writing an unlimited number of registrations on Form S-3 (or any successor form thereto) of Registrable Shares, which request or requests shall: (i) specify the number of Registrable Shares intended to be sold or disposed of and the holders thereof; (ii) state the intended method of disposition of such Registrable Shares; and (iii) relate to Registrable Shares having an aggregate gross offering price of at least $2,000,000. A requested registration in compliance with this Section 4 shall not count as a registration statement initiated pursuant to Section 2, but shall otherwise be treated as a registration statement initiated pursuant to, and shall, except as otherwise expressly provided in this Section 4, be subject to Section 2.

Section 5. Holdback Agreement.

If the Corporation at any time shall register shares of Common Stock under the Securities Act (including any registration pursuant to Sections 2, 3 or 4) for sale to the public in an Initial Public Offering, the Investors shall not sell publicly (not including permissible sales or transfers under Rule 144), make any short sale of, grant any option for the purchase of, or otherwise dispose publicly (not including permissible sales or transfers under Rule 144) of, any shares of Common Stock or other securities of the Corporation (other than those shares of Common Stock included in such registration pursuant to Sections 2, 3 or 4) without the prior written consent of the Corporation for a period designated by the Corporation in writing to the Investors, which period shall begin not more than 10 days prior to the effectiveness of the registration statement pursuant to which such Initial Public Offering shall be made and shall not last more than 180 days after the effective date of the registration statement relating to the Initial Public Offering, provided however, that all officers and directors of the Company and all other persons with registration rights (whether or not pursuant to this Agreement) enter into similar agreements. The Corporation shall obtain the agreement of any Person permitted to sell shares in a registration to be bound by and to comply with this Section 5 as if such Person was an Investor hereunder.

Section 6. Preparation and Filing.

If, and whenever, the Corporation is under an obligation pursuant to this Agreement to use its best efforts to effect the registration of any Registrable Shares, the Corporation shall, as expeditiously as practicable:

(a) use its best efforts to cause a registration statement that registers such Registrable Shares to become and remain effective for a period of 180 days or until all of such Registrable Shares have been disposed of (if earlier);

(b) furnish, at least five business days before filing a registration statement that registers such Registrable Shares, a prospectus relating thereto or any amendments or supplements relating to such a registration statement or prospectus, to one counsel selected by the Majority Investors (the “Investors’ Counsel”), copies of all such documents proposed to be filed (it being understood that such five-business-day period need not apply to successive drafts of the same document proposed to be filed so long as such successive drafts are supplied to the Investors’ Counsel in advance of the proposed filing by a period of time that is customary and reasonable under the circumstances);

(c) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for at least a period of 180 days or until all of such Registrable Shares have been disposed of (if earlier) and to comply with the provisions of the Securities Act with respect to the sale or other disposition of such Registrable Shares;

(d) notify in writing the Investors’ Counsel promptly of (i) the receipt by the Corporation of any notification with respect to any comments by the Commission with respect to such registration statement or prospectus or any amendment or supplement thereto or any request by the Commission for the amending or supplementing thereof or for additional information with respect thereto, (ii) the receipt by the Corporation of any notification with respect to the issuance by the Commission of any stop order suspending the effectiveness of such registration statement or prospectus or any amendment or supplement thereto or the initiation or threatening of any proceeding for that purpose (and the Corporation shall use its best efforts to prevent the issuance thereof or, if issued, to obtain its withdrawal) and (iii) the receipt by the Corporation of any notification with respect to the suspension of the qualification of such Registrable Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purposes;

(e) use its best efforts to register or qualify such Registrable Shares under such other securities or blue sky laws of such jurisdictions as the Investors reasonably request, to keep such registrations or qualifications in effect for so long as the registration statement covering such Registrable Shares remains in effect and do any and all other acts and things which may be reasonably necessary or advisable to enable the Investors to consummate the disposition in such jurisdictions of the Registrable Shares owned by the Investors; provided, however, that the Corporation shall not be required to (i) qualify to do business as a foreign Corporation in any jurisdiction in which it would not otherwise be required to do so but for the requirements of this clause (e), (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction;

(f) furnish to the Investors holding such Registrable Shares such number of copies of a summary prospectus, if any, or other prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as such Investors may reasonably request in order to facilitate the public sale or other disposition of such Registrable Shares;

(g) use its best efforts to cause such Registrable Shares to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Corporation to enable the Investors holding such Registrable Shares to consummate the disposition of such Registrable Shares, provided, however, that the Corporation shall not be required to (i) qualify to do business as a foreign Corporation in any jurisdiction in which it would not otherwise be required to do so but for the requirements of this clause (g), (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction;

(h) notify on a timely basis the Investors holding such Registrable Shares at any time when a prospectus relating to such Registrable Shares is required to be delivered under the Securities Act within the appropriate period mentioned in subsection (a) of this Section 6, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing and, at the request of the Investors, prepare and furnish to such Investors a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the offerees of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

(i) make available upon reasonable notice and during normal business hours, for inspection by the Investors holding such Registrable Shares, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by the Investors or underwriter (collectively, the “Inspectors”), all pertinent financial and other records, pertinent corporate documents and properties of the Corporation (collectively, the “Records”), as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Corporation’s officers, directors and employees to supply all information (together with the Records, the “Information”) reasonably requested by any such Inspector in connection with such registration statement. Any of the Information which the Corporation determines in good faith to be confidential, and of which determination the Inspectors are so notified, shall not be disclosed by the Inspectors, unless (i) the disclosure of such Information is necessary to avoid or correct a misstatement or omission in the registration statement, (ii) the release of such Information is ordered pursuant to a subpoena or other order from a court of competent jurisdiction, or (iii) such Information has been made generally available to the public. The Investors agree that they will, upon learning that disclosure of such Information is sought in a court of competent jurisdiction, give notice to the Corporation and allow the Corporation, at the Corporation’s expense, to undertake appropriate action to prevent disclosure of the Information deemed confidential;

(j) use its best efforts to obtain from its independent certified public accountants “cold comfort” letters in customary form and at customary times and covering matters of the type customarily covered by cold comfort letters;

(k) use its best efforts to obtain from its counsel an opinion or opinions in customary form, naming the Investors holding such Registrable Shares as additional addressees or parties who may rely thereon;

(l) provide a transfer agent and registrar (which may be the same entity and which may not be the Corporation) for such Registrable Shares;

(m) issue to any underwriter to which the Investors holding such Registrable Shares may sell shares in such offering certificates evidencing such Registrable Shares;

(n) list such Registrable Shares on any national securities exchange or automated quotation system of the National Association of Securities Dealers, Inc. (the “NASD”) on which any shares of Common Stock are listed;

(o) otherwise use its best efforts to comply with all applicable rules and regulations of the Commission and make available to its securityholders, as soon as reasonably practicable, earnings statements (which need not be audited) covering a period of 12 months beginning within three months after the effective date of the registration statement, which earnings statements shall satisfy the provisions of Section 11(a) of the Securities Act; and

(p) use its best efforts to take all other steps necessary to effect the registration of such Registrable Shares contemplated hereby.

Each holder of Registrable Shares which are being or have been registered pursuant to this Agreement shall provide to the Corporation, upon the request of the Corporation, such written information and materials as the Corporation may reasonably request in order to effect or maintain such registration. Each holder of Registrable Shares, upon receipt of any notice from the Corporation of any event of the kind described in Section 6(h), shall forthwith discontinue the disposition of such Registrable Shares pursuant to the registration statement covering such Registrable Shares until such holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 6(h), and, if so directed by the Corporation, such holder shall deliver to the Corporation all copies, other than permanent file copies then in such holder’s possession, of the prospectus covering such Registrable Shares at the time of receipt of such notice.

Section 7. Expenses.

All expenses (other than underwriting discounts and commissions relating to the Registrable Shares, as provided in the last sentence of this Section 7) incurred by the Corporation or any Investor in complying with this Agreement, including, without limitation, all registration and filing fees (including all expenses incident to filing with the NYSE, AMEX, NASD and other domestic or foreign exchanges, as applicable), fees and expenses of complying with securities and blue sky laws, printing expenses, fees and expenses of the Corporation’s counsel and accountants and fees and expenses of the Investors’ Counsel, shall be paid by the Corporation; provided, however, that all underwriting discounts and selling commissions applicable to the Registrable Shares and Other Shares shall be borne by the holders selling such Registrable Shares and Other Shares, in proportion to the number of Registrable Shares and Other Shares sold by each such holder.

Section 8. Indemnification.

(a) In connection with any registration of any Registrable Shares under the Securities Act pursuant to this Agreement, the Corporation shall indemnify and hold harmless each holder of Registrable Shares, each underwriter, broker or any other Person acting on behalf of the holders of Registrable Shares and each other Person, if any, who controls any of the foregoing Persons within the meaning of the Securities Act against any losses, claims, damages or liabilities, joint or several (or actions in respect thereof), to which any of the foregoing Persons may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or allegedly untrue statement of a material fact contained in the registration statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus (unless such untrue statement or allegedly untrue statement of material fact is corrected in the final prospectus) or final prospectus contained therein or otherwise filed with the Commission, any amendment or supplement thereto or any document incident to registration or qualification of any Registrable Shares, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or, with respect to any prospectus, necessary to make the statements therein in light of the circumstances under which they were made not misleading, or any violation by the Corporation of the Securities Act or state securities or blue sky laws applicable to the Corporation and relating to action or inaction required of the Corporation in connection with such registration or qualification under such state securities or blue sky laws pursuant hereto; and shall reimburse the holders of Registrable Shares, such underwriter, such broker or such other Person acting on behalf of the holders of Registrable Shares and each such controlling Person for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Corporation shall not be liable in any such case to the extent that any such loss, claim, damage, liability or action (including any legal or other expenses incurred) arises out of or is based upon an untrue statement or allegedly untrue statement or omission or alleged omission made in said registration statement, preliminary prospectus, final prospectus, amendment, supplement or document incident to registration or qualification of any Registrable Shares in reliance upon and in conformity with written information furnished to the Corporation through an instrument duly executed by the holders of Registrable Shares or the underwriter specifically for use in the preparation thereof;

(b) In connection with any registration of Registrable Shares under the Securities Act pursuant to this Agreement, each seller of Registrable Shares shall severally and not jointly indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 8(a)) the Corporation, each director of the Corporation, each officer of the Corporation who shall sign such registration statement, each underwriter, broker or other Person acting on behalf of the holders of Registrable Shares and each Person who controls any of the foregoing Persons within the meaning of the Securities Act with respect to any statement or omission from such registration statement, any preliminary prospectus or final prospectus contained therein or otherwise filed with the Commission, any amendment or supplement thereto or any document incident to registration or qualification of any Registrable Shares, if such statement or omission was made in reliance upon and in conformity with written information furnished to the Corporation or such underwriter through an instrument duly executed by such seller specifically for use in connection with the preparation of such registration statement, preliminary prospectus, final prospectus, amendment, supplement or document; provided, however, that the maximum amount of liability in respect of such indemnification shall be in proportion to and limited to, in the case of each seller of Registrable Shares, an amount equal to the net proceeds actually received by such seller from the sale of Registrable Shares effected pursuant to such registration.

(c) Promptly after receipt by an indemnified party of notice of the commencement of any action involving a claim referred to in Sections 8(a) and 8(b), such indemnified party will, if a claim in respect thereof is made against an indemnifying party, give written notice to the latter of the commencement of such action. In case any such action is brought against an indemnified party, the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be responsible for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof; provided, however, that, if any indemnified party shall have reasonably concluded that there may be one or more legal or equitable defenses available to such indemnified party which are additional to or conflict with those available to the indemnifying party, or that such claim or litigation involves or could have an effect upon matters beyond the scope of the indemnity agreement provided in this Section 8, then the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party and such indemnifying party shall reimburse such indemnified party and any Person controlling such indemnified party for that portion of the fees and expenses of any counsel retained by the indemnified party which is reasonably related to the matters covered by the indemnity agreement provided in this Section 8. The indemnifying party shall not be liable to indemnify any indemnified party for any settlement of any claim or action effected without the consent of the indemnifying party. The indemnifying party may not settle any claim or action brought against an indemnified party unless such indemnified party is released from all and any liability as part of such settlement.

(d) If the indemnification provided for in this Section 8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, claim, damage, liability or action referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amounts paid or payable by such indemnified party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions which resulted in such loss, claim, damage, liability or action as well as any other relevant equitable considerations; provided, however, that, if the circumstances described in the proviso in Section 8(a) apply to the indemnified party, then the indemnifying party shall not be obligated to contribute with respect to such loss, claim, damage, liability or action to the extent set forth in such proviso; provided further, however, that the maximum amount of liability of any seller of Registrable Shares in a registration under this Section 8(d) shall be limited to an amount equal to the net proceeds actually received by such seller from the sale of Registrable Shares effected pursuant to such registration. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e) The Corporation and the sellers of Registrable Shares agree that it would not be just and equitable if contribution pursuant to Section 8(d) were determined by pro rata allocation (even if the holders and any underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in Sections 8(c) and 8(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in subsection (d) of this Section 8 shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim.

Section 9. Underwriting Agreement.

Notwithstanding the provisions of Sections 5, 6, 7 and 8, to the extent that the sellers of Registrable Shares shall enter into an underwriting or similar agreement, which agreement contains provisions covering one or more issues addressed in such Sections, the provisions contained in such agreement addressing such issue or issues shall control; provided, however, that any such agreement to which the Corporation is not a party shall not be binding upon the Corporation. No Person may participate in an underwritten public offering registered pursuant hereto unless such Person (i) agrees to sell subject to the terms and conditions of the underwriting agreement and (ii) provides all information reasonably requested by the Corporation and the underwriter.

Section 10. Information by Holder.

Each seller of Registrable Shares shall furnish to the Corporation such written information regarding such seller and the distribution proposed by the sellers as the Corporation may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Agreement.

Section 11. Exchange Act Compliance.

From the Registration Date or such earlier date as a registration statement filed by the Corporation pursuant to the Securities Act relating to any class of the Corporation’s securities shall have become effective, the Corporation shall comply with all of the reporting requirements of the Exchange Act applicable to it (whether or not it shall be required to do so) and shall comply with all other public information reporting requirements of the Commission which are conditions to the availability of Rule 144 for the sale of the Common Shares. The Corporation shall cooperate with the Investors in supplying such information as may be necessary for the Investors to complete and file any information reporting forms presently or hereafter required by the Commission as a condition to the availability of Rule 144.

Section 12. Mergers, Etc.

The Corporation shall not, directly or indirectly, enter into any merger, consolidation or reorganization in which the Corporation shall not be the surviving corporation unless the surviving corporation shall, prior to such merger, consolidation or reorganization, agree in writing to assume the obligations of the Corporation under this Agreement, and for that purpose references hereunder to “Registrable Shares” shall be deemed to include the common stock, if any, that holders of Registrable Shares would be entitled to receive in exchange for Common Stock under any such merger, consolidation or reorganization; provided, however, that, to the extent holders of Registrable Shares receive securities that are by their terms convertible into common stock of the issuer thereof, then only such shares of common stock as are issued or issuable upon conversion of said convertible securities shall be included within the definition of “Registrable Shares.”

Section 13. New Certificates.

As expeditiously as possible after the effectiveness of any registration statement filed pursuant to this Agreement, the Corporation will deliver in exchange for any legended certificate evidencing Restricted Shares so registered, new stock certificates not bearing any restrictive legends, provided that, in the event less than all of the Restricted Shares evidenced by such legended certificate are registered, the holder thereof agrees that a new certificate evidencing such unregistered shares will be issued bearing the appropriate restrictive legend.

Section 14. No Conflict of Rights.

The Corporation represents and warrants to the Investors that no other registration rights have been granted by the Corporation to any other Person. The Corporation shall not, after the date hereof, grant any registration rights which conflict with or materially impair the registration rights granted hereby.

Section 15. Termination.

This Agreement shall terminate and be of no further force or effect on the date on which there remain no Registrable Shares outstanding.

Section 16. Successors and Assigns.

This Agreement shall bind and inure to the benefit of the Corporation and the Investors and, subject to Section 17, the respective successors and assigns of the Corporation and the Investors.

Section 17. Assignment.

Each Investor may assign its rights hereunder to any purchaser or transferee of Registrable Shares; provided, however, that such purchaser or transferee shall, as a condition to the effectiveness of such assignment, be required to execute an Investor Joinder, whereupon such purchaser or transferee shall have the benefits of, and shall be subject to the restrictions contained in, this Agreement as if such purchaser or transferee was originally included in the definition of “Investor” herein and had originally been a party hereto.

Section 18. Severability.

It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 19. Entire Agreement.

This Agreement and the other writings referred to therein or delivered pursuant thereto, contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or understandings with respect thereto.

Section 20. Notices.

All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, telecopied, sent by internationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i)	If to the Corporation, to:

MercadoLibre, Inc.

Thames 121

2 piso

San Isidro, B1609JUC

Acassuso 1609, Argentina

Telephone: 011 54 114 735 8000

Telecopy: 011 54 114 735 8099

Attention: Chief Executive Officer

with a copy to:

Hunton & Williams

1111 Brickell Avenue, Suite 2500

Miami, FL 33131

Attention: Roberto Pupo, Esq.

Telephone: (305) 810 2581

Telecopy: (305) 810 2460

(ii)	If to an Investor, to:

the address or telecopier number

set forth immediately below the name

of such Investor on Annex I hereto.

with a copy to (for Investors listed in Section (a) of Annex I):

O’Sullivan, LLP

30 Rockefeller Plaza

New York, New York 10112

Attention: Michael J. O’Brien, Esq.

Telephone: (212) 408-2400

Telecopy: (212) 408-2420

with a copy to (for Investors listed in Section (b) of Annex I):

Brown Raysman Millstein Felder & Steiner LLP

900 3rd Avenue

New York, New York 10036

Attention: Stuart Bressman, Esq.

Telephone: (212) 895-2110

Telecopy: (212) 895-2900

with a copy to (for Investors listed in Section (c) of Annex I):

Cooley Godward LLP

One Maritime Plaza, 20th Floor

San Francisco, CA 94111

Attention: Michael J. Sullivan, Esq.

Telephone: (415) 693-2000

Telecopy: (415) 951-3699

All such notices and other communications shall be deemed to have been given and received (a) in the case of personal delivery or delivery by telecopy, on the date of such delivery, (b) in the case of delivery by internationally-recognized overnight courier, on the first business day following such dispatch and (c) in the case of mailing, on the fifth business day following such mailing.

Section 21. Modifications; Amendments; Waivers.

The terms and provisions of this Agreement may not be modified or amended, nor may any provision be waived, except pursuant to a writing signed by the Corporation and the holders of at least a majority of the Registrable Shares then outstanding; provided, however, that no such modification, amendment or waiver that would treat any holder of Registrable Shares then outstanding in a non-ratable, discriminatory manner or in any other manner different from any other holder of Registrable Shares shall be made without the prior written consent of such holder. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 22. Counterparts; Facsimile Signatures.

This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. A facsimile counterpart signature to this Agreement shall be acceptable. Originally executed counterparts shall be delivered within a reasonable period thereafter.

Section 23. Headings.

The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

Section 24. Governing Law.

This Agreement will be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflicting provision or rule.

Section 25. Jurisdiction and Venue.

(a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself or himself and its or his property, to the exclusive jurisdiction of any New York court or federal court of the United States of America sitting in the State of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such Delaware court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it or he may legally and effectively do so, any objection that it or he may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to the Agreement in any of the courts referred to in Section 25(a). Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) The parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by law.

Section 26. Waiver of Jury Trial.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this SECOND AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT as of the date first written above.

MERCADOLIBRE, INC.

By:	/s/ Marcos Galperin
Name: Marcos Galperin
Title: CEO

eBAY INC.

By:	/s/ Matthew J. Bannick
Name: Matthew J. Bannick
Title: SVP & GM, International

J.P. MORGAN PARTNERS (BHCA), L.P.

By:	JMP MASTER FUND MANAGER, L.P.

By:	JPMP CAPITAL CORP., its general partner

By:	/s/ Susan L. Segal
Name: Susan L. Segal
Title:

THE FLATIRON FUND 1998/99 LLC

By:	/s/ illegible
Name:
Title:

THE FLATIRON FUND 2000 LLC

By:	/s/ illegible
Name:
Title:

Signature Page – Registration Rights Agreement

FLATIRON ASSOCIATES LLC

By:			/s/ illegible
Name:
Title:

FLATIRON ASSOCIATES II LLC

By:			/s/ illegible
Name:
Title:

LUNA VENTURES LLC

By:			/s/ Gerardo Rosenkranz
Name: Gerardo Rosenkranz
Title: Chairman

VENTECH LLC

By:			/s/ Gerardo Rosenkranz
Name: Gerardo Rosenkranz
Title: Member

GGG PARTNERS

By:	CARAMIA LLC, a Partner

	By:	TRUST U/A/D 12/15/72, a Member

		By:	/s/ Emily F. Johnson
Name: Emily F. Johnson
Title: Trustee

SEVEN-X INTERNATIONAL LIMITED

By:			/s/ illegible
Name:
Title:

Signature Page – Registration Rights Agreement

HMTF-LA (MERCADOLIBRE) INVESTMENTS, LLC

By:	/s/ David W. Knickel
Name: David W. Knickel
Title: V.P.

/s/ Geoffroy de Belloy de Saint Lienard
Geoffroy de Belloy de Saint Lienard

Signature Page – Registration Rights Agreement

GS CAPITAL PARTNERS III, L.P.

By:	GS Advisors III, L.L.C., its general partner

By:	/s/ Katherine B. Enquist
Name: Katherine B. Enquist
Title: Vice President

GS CAPITAL PARTNERS III OFFSHORE, L.P.

By:	GS Advisors III, L.L.C., its general partner

By:	/s/ Katherine B. Enquist
Name: Katherine B. Enquist
Title: Vice President

GOLDMAN SACHS & CO. VERWALTUNGS GmbH*

By:	/s/ Katherine B. Enquist
Name: Katherine B. Enquist
Title: Attorney-in-fact

and

By:
Name:
Title:

GE CAPITAL EQUITY INVESTMENTS, INC.

By:	/s/ J. I. Coseutino
Name: J. I. Coseutino
Title: Senior Vice President

Signature Page – Registration Rights Agreement

CAPITAL RIESGO INTERNET SCR S.A.

By:	/s/ Nicolas Merigo
Name: Nicolas Merigo
Title: President

NEDASUR S. A.

By:	/s/ illegible
Name:
Title:

/s/ Dwight Siprelle
Dwight Siprelle

/s/ Mike Rankowitz
Mike Rankowitz

/s/ Mitch Petrick
Michael Petrick

/s/ Anthony Melchiorre
Anthony Melchiorre

/s/ Jason Maratos
Jason Maratos

/s/ Mete Tuncel
Mete Tuncel

/s/ Andrew Brenner
Andrew Brenner

Signature Page – Registration Rights Agreement

ANNEX I

INVESTORS

(a) Original Investors

J.P. Morgan Partners (BHCA), L.P.

c/o J.P. Morgan Partners, LLC

1221 Avenue of the Americas

New York, New York 10020

Attention: Official Notices Clerk

Telephone: (212) 899-3400

Telecopy:   (212) 899-3401

The Flatiron Fund 1998/99 LLC

c/o Flatiron Partners LLC

1221 Avenue of the Americas, 39th Floor

New York, New York 10020

Attention: Fred Wilson

Telephone: (212) 899-3400

Telecopy:   (212) 899-3401

Flatiron Associates LLC

c/o Flatiron Partners LLC

1221 Avenue of the Americas, 39th Floor

New York, New York 10020

Attention: Fred Wilson

Telephone: (212) 899-3400

Telecopy:   (212) 899-3401

Luna Ventures LLC

60 Arch Street

Greenwich, Connecticut 06830

Attention: Gerardo Rosenkranz

Telephone: (203) 861-6777

Telecopy:   (203) 861-6677

Ventech LLC

60 Arch Street

Greenwich, Connecticut 06830

Attention: Gerardo Rosenkranz

Telephone: (203) 861-6777

Telecopy:   (203) 861-6677

GGG Partners

c/o Fay Holloschutz

110 East 59th Street, 29th Floor

New York, New York 10022

Telephone: (212) 317-0777

Telecopy:   (212) 223-4912

Seven-X International Limited

c/o Winterbotham Trust Company

Bolam House

King George Street

Nassau, Bahamas

Attention: Alrena Moxey

Telephone: (242) 356-5454

Telecopy:   (242) 356-9432

HMTF-LA (MercadoLibre) Investments, LLC

c/o Hicks Muse Tate & Furst Incorporated

200 Crescent Court

Suite 1600

Dallas, Texas 75201

Attention: Lawrence D. Stuart and Cesar Baez

Telephone: (214) 740-7300

Telecopy:   (214) 720-7888

with a copy to:

Akin, Gump, Strauss, Hauer & Feld, L.L.P.

590 Madison Avenue

New York, New York 10022

Attention: L. Kevin O’Mara, Jr., Esq.

Telephone: (212) 872-1000

Telecopy:   (212) 872-1002

Geoffroy de Belloy de Saint Lienard

Nieuwkirk 12

2382 Ravels

Belgium

Telephone: 33-235-329-103

Telecopy: (603) 971-6288

(b) Series C/D Investors

GS Capital Partners III, L.P.

85 Broad Street

New York, N.Y.

Attention: Tara Harrison

Telephone: (212) 902-1000

Telecopy:   (212) 357-5505

GE Capital Equity Investments, Inc.

120 Long Ridge Road

Stamford, Connecticut 06927

Attention: General Counsel

Capital Riesgo Internet SCR S.A.

Calle Sevilla 3

28014 – Madrid

Spain

Telephone: 3491-558-1812/6179

Telecopy:   3491-521-8477

Attention: Nicolas Merigo/Martin Aubert

Nedasur S.A.

Misiones 1295

Montevideo, Uruguay

Telephone: (*) (598) (2) 916 1185

Telecopy :  (*) (598) (2) 916 2189

Attention: Andres Hirschfeld

J.P. Morgan Partners (BHCA), L.P.

c/o J.P. Morgan Partners, LLC

1221 Avenue of the Americas

New York, New York 10020

Attention: Official Notices Clerk

Telephone: (212) 899-3400

Telecopy:   (212) 899-3401

The Flatiron Fund 1998/99 LLC

c/o Flatiron Partners LLC

1221 Avenue of the Americas, 39th Floor

New York, New York 10020

Attention: Fred Wilson

Telephone: (212) 899-3400

Telecopy:   (212) 899-3401

The Flatiron Fund 2000 LLC

c/o Flatiron Partners LLC

1221 Avenue of the Americas, 39th Floor

New York, New York 10020

Attention: Fred Wilson

Telephone: (212) 899-3400

Telecopy:   (212) 899-3401

Flatiron Associates LLC

c/o Flatiron Partners LLC

1221 Avenue of the Americas, 39th Floor

New York, New York 10020

Attention: Fred Wilson

Telephone: (212) 899-3400

Telecopy:   (212) 899-3401

Anthony Melchiorre

Morgan Stanley Dean Witter

Managing Director

1585 Broadway, Floor 2

New York, N.Y 10036

Dwight Siprelle

Mike Rankowitz

Mitch Petrick

Jason Maratos

Mete Tuncel

Andrew Brenner

(c) Series E Investors

eBay Inc.

2145 Hamilton Avenue

San Jose, CA 95125

Attention: General Counsel

Telephone: (408) 558-7500

Telecopy: (408) 558-7514

with a copy to:

Cooley Godward LLP

One Maritime Plaza, 20th Floor

San Francisco, CA 94111

Attention: Michael J. Sullivan, Esq.

Telephone: (415) 693-2000

Telecopy: (415) 951-3699

EXHIBIT A

INVESTOR JOINDER

By execution of this Investor Joinder, the undersigned agrees to become a party to that certain Second Amended and Restated Registration Rights Agreement, dated as of                     , 2001 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Registration Rights Agreement”), among Mercadolibre, Inc., J.P. Morgan Partners (BHCA), L.P., The Flatiron Fund 1998/99 LLC, The Flatiron Fund 2000 LLC, Flatiron Associates LLC, Flatiron Associates II LLC, Luna Ventures LLC, Ventech LLC, GGG Partners, Seven-X International Limited, HMTF-LA (Mercadolibre) Investments, LLC, Geoffroy de Belloy de Saint Lienard, GS Capital Partners III, L.P., GS Capital Partners III Offshore, L.P., Goldman Sachs & Co. Verwaltungs GmbH, GE Capital Equity Investments, Inc., Capital Riesgo Internet SCR S.A., Nedasur S. A., Dwight Siprelle, Mike Rankowitz, Mitch Petrick, Anthony Melchiorre, Jason Maratos, Mete Tuncel, Andrew Brenner, eBay Inc. and the other persons from time to time party thereto. The undersigned shall have all the rights, and shall observe all of the obligations, applicable to [an Original Investor] [a Series C Investor] [a Series D Investor] [a Series E Investor](as defined in the Registration Rights Agreement).

Name:

Address for Notices:	with copies to:

Signature:

Date: